UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2024

Singular Genomics Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40443	81-2948451
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3010 Science Park Road San Diego, California 92121

(858) 333-7830 (Registrant’s address of principal executive offices and telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	OMIC	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

At the 2024 Annual Meeting of Stockholders of Singular Genomics Systems, Inc. (the “Company”) held virtually on May 29, 2024 (the “Annual Meeting”), the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding common stock (the “common stock”) at a ratio of between 1-for-10 and 1-for-30 shares, with the final ratio to be selected by the Company’s Board of Directors (the “Reverse Stock Split”). Following the receipt of stockholder approval at the Annual Meeting, the Board of Directors approved a final ratio of 1-for-30 shares such that every 30 shares of common stock are combined and reclassified into one share of common stock.

On June 25, 2024, the Company filed a certificate of amendment (the “Reverse Stock Split Amendment”) to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware to effect a 1-for-30 Reverse Stock Split of the common stock, which became effective at 12:01 a.m. Eastern Time on June 26, 2024. The Reverse Stock Split Amendment does not reduce the number of authorized shares of common stock, which remains at 400,000,000, and does not change the par value of the common stock, which remains at $0.0001 per share. The Reverse Stock Split does not reduce the number of shares of the Company’s Series A Preferred Stock outstanding, which remains at 2,500 shares but is subject to a proportional conversion ratio adjustment. Additionally, the Company’s outstanding equity-based awards and other outstanding equity rights were proportionately adjusted. The Reverse Stock Split was effective for purposes of trading on the Nasdaq Capital Market as of the opening of business on June 26, 2024. The CUSIP number for the common stock following the Reverse Stock Split is 82933R308.

As a result of the Reverse Stock Split, every 30 shares of common stock were combined into one issued and outstanding share of common stock and no fractional shares were issued. Instead, to any record holder who was otherwise entitled to receive a fractional share of common stock, the Company issued such holder an additional fractional share such that, when combined with the fractional share otherwise issuable as a result of the Reverse Stock Split, equaled a whole share of common stock. As provided in the Company’s press release issued on June 21, 2024, stockholders owning shares via a bank, broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split and will not be required to take further action in connection with the reverse stock split, with such adjustment subject to each bank, broker or other nominee’s particular processes. The Reverse Stock Split reduced the number of shares of common stock outstanding from approximately 74.7 million to approximately 2.5 million shares.

The foregoing description of the Reverse Stock Split Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Reverse Stock Split Amendment, a copy of which is filed with this report as Exhibit 3.1 and is incorporated herein reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Singular Genomics Systems, Inc.

Dated:	June 27, 2024	By:	/s/ Dalen Meeter
Dalen Meeter Chief Financial Officer Principal Financial Officer and Principal Accounting Officer